Exhibit 10.11
BILL OF SALE

The undersigned, David E. Lewis (“Trustee”), in his capacity as Chapter 7 trustee of the bankruptcy estate of Progear Holdings, Inc. (“Debtor”), Case No. 10-39213 SBB pending in the United States Bankruptcy Court for the District of Colorado (“Bankruptcy Court”), for $1,500,000 and other good and valuable consideration and pursuant to the ORDER GRANTING TRUSTEE’S COMBINED MOTION FOR: (1) AUTHORITY TO SELL PERSONAL PROPERTY OF THE ESTATE AT AUCTION FREE AND CLEAR OF LIENS; (2) EMPLOY HERITAGE GLOBAL PARTNERS, AUCTIONEER; (3) REIMBURSE AUCTIONEER FOR EXPENSES UP TO $20,000 AND APPROVE COMPENSATION FOR AUCTIONEER; (4) APPROVE AUCTION PROCEDURES; (5) AUTHORITY TO PAY CERTAIN PROCEEDS TO HOLDER OF SECURED CLAIM; AND (6) SUSPEND 14 DAY STAY UNDER FED.R.BANKR.P. 6004(h) entered on January 13, 2011 entered pursuant to Section 363 of the Bankruptcy Code (the “Order”), hereby sells, conveys and transfers to Adams Golf, Ltd. (“Buyer”) to have and to hold, free and clear of all liens, encumbrances and other interests to extent provided in the Order, all of the right, title and interest in and to all assets and property of the bankruptcy estate, wherever located, whether or not identified or disclosed on Debtor’s books, records and/or Bankruptcy Schedules, including without limitation, the following, but expressly excluding from such property the Excluded Assets (defined below) (collectively the “Assets”):

(a)
Tangible Personal Property.  All right, title and interest in all tangible personal property owned by the bankruptcy estate including the personal property listed on Schedule B to Debtor’s bankruptcy schedules.

(b)
Intangible Property.  All right, title and interest in all intangible personal property owned by the bankruptcy estate, together with all books, records and like items pertaining to the business, including, without limitation, the business, trademarks, trade names, service marks, all plans and specifications for improvements or to the products and services of the Debtor’s business, all appraisals, engineering and other reports relating to the products and services of the bankruptcy estate, customers lists, catalogues, and other data bases, correspondence with present or prospective customers and suppliers, advertising materials, and telephone exchange numbers identified with the Debtor (collectively, the “Intangible Property”).  Intangible Property includes the estate’s right title and interest in a patent filed with the United States Patent and trademark Office, as Patent No. 5,637,044 dated June 10, 1997 relating to concentric engraving on the putter heads, and any interest the bankruptcy estate has in registered trademarks (including those listed below and the goodwill of the business symbolized by such trademarks), trade dress, trade names, phone numbers and  website.  With respect to any intent-to-use trademark application, the bankruptcy estate transfers all of its right, title and interest in that portion of the business in which the estate has a bona fide intent to use the trademark(s).  As used in this Agreement, Intangible Property shall in all events exclude: (a) any materials containing privileged communications or information about employees, disclosure of which would violate an employee's reasonable expectation of privacy and any other materials which are subject to attorney-client or any other privilege, and (b) any software or other item of intangible property held by bankruptcy estate pursuant to a license or other rejected contract.

Jurisdiction	Registration No. / Application No.	Registration Date / Application Date
Benelux Trademark/Design Office	0778636	Nov 22, 2005
Benelux Trademark/Design Office	781825	Dec 6, 2005
Canada	687753	May 15, 2007
Canada	687755	May 15, 2007
Canada	687754	May 15, 2007
China	4600194	Feb 14, 2008
European Union	004341517	Mar 16, 2005
European Union	004342581	Mar 16, 2005
Japan	4379873-2	Apr 28, 2000
Japan	2578495-2	Sep 30, 1993
Japan	5134955	May 16, 2008
Japan	4906209	Nov 4, 2005
Japan	5134956	May 16, 2008
Japan	2449300	May 8, 2001
United States	77/340,659	Nov 29, 2007
United States	3886369	Dec 7, 2010

(c)
Denver Inventory.  All right, title and interest in inventory, finished goods, work in process, raw materials, spare parts and other material and supplies owned by the bankruptcy estate, including putters, putter heads, accessories, apparel, training aids, components and shafts located at the 7700 Cherry Creek South Drive, Denver, Colorado office space (the “Denver Inventory”).

(d)
China Inventory.  The Debtor has traditionally obtained inventory from one to three manufacturers located in China (the “China Inventory”).  As of the bankruptcy petition date, the Debtor estimates that Deson Golf Sport Co., Ltd. and Acme Club Company, Ltd., two of these manufacturers, had completed manufacture of approximately twenty thousand putters at invoice costs as shown on the Debtor’s Bankruptcy Schedules.  The invoices for the China Inventory have not been paid.  The Buyer’s rights in the China Inventory will remain subject to paying the invoice cost for actual product delivered directly by the manufacturer.  Trustee makes no representations or warranties of any kind that any or all of the China Inventory can be delivered, or as to the condition of the China Inventory.

(e)
Accounts Receivable.  All right, title and interest in instruments, receivables, accounts receivable and unbilled costs and fees, and all causes of action relating or pertaining thereto owned by the bankruptcy estate (collectively, the “Receivables”). The Receivables may be bad debt or subject to setoff.

Excluded Assets.  Only the following items are excluded from the Assets to be sold (collectively, the “Excluded Assets”):

(a)	Cash and Deposit Accounts. Cash and all cash equivalents and bank accounts;

(b)	Lease Deposits. All lease deposits.

(c)	Vehicle. The 2004 Chevrolet Tahoe 4WD 4 Door.

(d)	Leasehold Improvements. All leasehold improvements unless otherwise assigned with the lease of the office space.

(e)	Tax Refunds. Any refunds from tax authorities with regards to tax periods prior to the Closing Date;

(f)
Insurance Proceeds.  All insurance proceeds, unearned premiums, claims and causes of action with respect to or arising in connection with (i) any rejected contract which is not assigned to Buyer at the Closing, or (ii) any item of tangible or intangible property not acquired by a buyer at closing;

(g)
Preference and Other Avoidance Claims.  All preference and other avoidance claims and actions of Trustee, including, without limitation, any such claims and actions arising under §§ 544, 547, 548, 549, and 550 of the Bankruptcy Code.

(h)	Corporate Documents. All of Debtor’s organizational documents and corporate books and records including, without limitation, Debtor’s minute books and stock ledger.

(i)
Final Draw on Credit Facility with Sino Sporting Company, Ltd.  All interests in the final draw amount on the credit facility with Sino Sporting Company, Ltd.  Debtor asserts that the bankruptcy estate’s interest in the final draw is subject to liens in favor of Charlene Ricci, Iona Resources Holdings, Ltd. and Joseph Z. Ornelas.

The Assets shall be sold “AS IS WHERE IS AND WITH ALL FAULTS WITH NO REPRESENTATIONS MADE BY TRUSTEE.”

DATE: January 20, 2011.	/S/ David E. Lewis

David E. Lewis, in his capacity as Chapter 7
Trustee of the bankruptcy estate of Progear
Holdings, Inc., pending in the United States
Bankruptcy Court for the District of
Colorado, Case No. 10-39213 SBB.

STATE OF COLORADO	)
)ss
COUNTY OF BOULDER	)

The foregoing instrument was acknowledged before me this 20 day of January, 2011, by David E. Lewis, Chapter 7 trustee of the bankruptcy estate of Progear Holdings, Inc., Case No. 10-39213 SBB in the United States Bankruptcy Court for the District of Colorado.

Witness my hand and official seal.

/S/ Gail Michael
Notary Public

My commission expires: 05-13-2014